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                                                                   EXHIBIT 11.1

                               UTILX CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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
                                                                                 Year Ended March 31,
                                                                 --------------------------------------------------------
                                                                         1996              1995               1994
                                                                 -------------------   --------------   -----------------
                                                                  Earnings            Earnings
                                                                   (Loss)    Shares    (Loss)  Shares   Earnings  Shares
                                                                  --------   ------   -------- ------   --------  ------
                                                                           (In Thousands, Except Per Share Amounts)
Primary earnings (loss) per common share:

Net earnings (loss) available for common stock
 and weighted average common shares outstanding                   $(4,489)    7,185   $(2,022)  7,172     $3,331   6,918

Weighted average convertible preferred shares outstanding                                                            187

Stock options and warrants assumed exercised - net                                                 31                127
                                                                  -------    ------   -------   -----     ------   -----

Total net earnings (loss) and primary common shares               $(4,489)    7,185   $(2,022)  7,203     $3,331   7,232
                                                                  -------    ------   -------   -----     ------   -----
                                                                  -------    ------   -------   -----     ------   -----

Primary earnings (loss) per common share                            $(.62)              $(.28)              $.46
                                                                  -------             -------             ------
                                                                  -------             -------             ------

Fully diluted earnings (loss) per common share:

Net earnings (loss) available for common stock and
 weighted average common shares outstanding                       $(4,489)    7,185   $(2,022)  7,172     $3,331   6,918

Weighted average convertible preferred shares outstanding                                                            187
Stock options and warrants assumed exercised - net                                                 32                140
                                                                  -------    ------   -------   -----     ------   -----

Total net earnings (loss) and fully diluted common
 shares                                                           $(4,489)    7,185   $(2,022)  7,204     $3,331   7,245
                                                                  -------    ------   -------   -----     ------   -----
                                                                  -------    ------   -------   -----     ------   -----

Fully diluted earnings (loss) per common share                      $(.62)              $(.28)              $.46
                                                                  -------             -------             ------
                                                                  -------             -------             ------
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